EXHIBIT 11


                        EXIDE ELECTRONICS GROUP, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)



PRIMARY

                                                       Three Months Ended          Nine Months Ended
                                                            June 30,                   June 30,
                                                       ------------------         ------------------
                                                         1997       1996            1997       1996
                                                         ----       ----            ----       ----

Net income (loss) before extraordinary item            $ 1,885    $(2,978)       $ 3,342     $(11,556)
Preferred stock dividends and accretion                    342        342          1,026          409
                                                           ---        ---            ---          ---
Net income (loss) applicable to common shareholders
  before extraordinary item                            $ 1,543    $(3,320)       $ 2,316     $(11,965)
Extraordinary item                                          --         --          2,376           --
                                                         -----      -----          -----        -----
Net income (loss) applicable to common shareholders    $ 1,543    $(3,320)       $   (60)    $(11,965)
                                                       =======    =======         =======    ========

Income (loss) per share before extraordinary item      $  0.15    $ (0.33)       $  0.23     $  (1.26)
Extraordinary item                                          --         --          (0.24)          --
                                                         -----      -----          -----        -----
Net income (loss) per common and equivalent share      $  0.15    $ (0.33)       $ (0.01)    $  (1.26)
                                                       =======    =======         =======    ========
Primary Share Base:

Weighted average number of common and
   equivalent shares outstanding                        10,092      9,978          10,085       9,461
                                                        ======      =====          ======       =====

FULLY DILUTED(1)

                                                        Three Months Ended         Nine Months Ended
                                                              June 30,                 June 30,
                                                        ------------------        ------------------
                                                         1997        1996           1997       1996
                                                         ----        ----           ----       ----

Income (loss) before extraordinary item                $ 1,885    $(2,978)       $ 3,342     $(11,556)
Extraordinary item                                          --         --          2,376           --
                                                         -----      -----          -----        -----
Net income (loss) applicable to common shareholders    $ 1,885    $(2,978)       $   966     $(11,556)
                                                       =======    =======         =======    ========

Income (loss) per share before extraordinary item      $  0.15    $ (0.27)       $  0.23     $  (1.15)
Extraordinary item                                          --         --          (0.24)          --
                                                         -----      -----          -----        -----
Net income (loss) per common and equivalent share      $  0.15    $ (0.27)       $ (0.01)    $  (1.15)
                                                       =======    =======         =======    ========



Fully Diluted Share Base:

Number of common shares outstanding,
   end of period                                        10,052      9,980          10,052       9,561
Assumed conversion of preferred stock                    1,000      1,000           1,000         398
Weighted average number of common
   stock equivalents                                        43         64              55          79
                                                           ---        ---             ---         ---
Weighted average number of common and
   equivalent shares outstanding                        11,095     11,044          11,107      10,038
                                                        ======     ======          ======      ======



 (1) This calculation is submitted in accordance with Regulation S-K item 601
     (b)(11), although it is contrary to APB Opinion No. 15 because it includes the conversion of all convertible securities, even though the conversion of certain of these securities produces an anti-dilutive effect on fully diluted earnings per share.
